Exhibit 99.1
                                                           [EXELON LOGO]
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Exelon Corporation                                      www.exeloncorp.com
P.O. Box 805379
Chicago, IL 60680-5379


August 13, 2003

Note to Exelon's Financial Community:

    Exelon Generation Announces the Sale of 50% of Sithe Energies Investment

On August 13, 2003, Exelon Generation announced an agreement with entities controlled by Reservoir Capital Group (Reservoir), a private investment firm, to sell 50% of Sithe Energies, Inc. (Sithe) in exchange for $75.8 million in cash. This sale will occur after Exelon Generation closes on the Call Transaction announced in May 2003. In that transaction, Exelon Fossil Holdings, Inc., a wholly owned subsidiary of Exelon Generation, issued an irrevocable call notice for the 35.2% interest in Sithe owned by Apollo Energy, LLC and the 14.9% interest owned by subsidiaries of Marubeni Corporation. The total call price is estimated at $650 million, and the transaction is expected to close in the fourth quarter 2003 after receiving required approvals. At the closing of the Call Transaction, Exelon expects Sithe to distribute to Exelon in excess of $600 million of cash available for distribution.

Both Exelon's and Reservoir's 50% interest in Sithe will be subject to Put and Call Options that could result in either party owning 100% of Sithe. While Exelon's intent is to fully divest Sithe by the end of 2004, the timing of the Put and Call Options vary by acquirer and can extend through March 2006. The pricing of the Put and Call Options is dependent on numerous factors such as the acquirer, date of acquisition and assets owned by Sithe at the time of exercise. The sale requires FERC approval, a Hart Scott Rodino filing and filing with the state regulatory commission in New York, which have been made. The sale is expected to close in the fourth quarter 2003.

In a separate transaction, Sithe has entered into an agreement with Reservoir to sell entities holding six U.S. generating facilities, each a Qualifying Facility (see attached list) under the Public Utility Regulatory Policies Act, and an entity holding Sithe's Canadian assets in exchange for $46.2 million ($26.2 million in cash and a $20 million two-year note). The sale requires approvals from Sithe's board of directors and shareholders and regulatory filings in New Jersey and Canada, which have been made. The sale is also expected to close in the fourth quarter 2003. This sale is not contingent on the sale of Exelon's 50% interest in Sithe to Reservoir. Sithe's remaining assets are shown on the attached list.

At the end of the first quarter of 2003, Exelon Generation recorded a $200 million impairment charge ($130 million after-tax) related to its 49.9% investment in Sithe.

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Exelon is evaluating whether any further charges are required as a result of the
50% sale to Reservoir. However, the transaction is not expected to have an impact on the ongoing operating earnings of Exelon Generation.

Exelon will use the proceeds from a permanent financing, expected in the fall of 2003, to fund its outstanding obligations under these and other transactions as well as for other corporate purposes.

Credit Suisse First Boston acted as financial advisor to Exelon. For additional information please contact me at (312) 394-7696 or Marybeth Flater at (312) 394-8354.

Sincerely,

Linda C. Byus, CFA
Vice President Investor Relations

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Except for the historical information contained herein, certain of the matters discussed in this note are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by a registrant include those discussed herein as well as those discussed in Exelon Corporation's 2002 Annual Report on Form10-K in (a) ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Outlook and the Challenges in Managing Our Business for Exelon, ComEd, PECO and Generation and (b) ITEM 8. Financial Statements and Supplementary Data: Exelon--Note 19, ComEd--Note 16, PECO--Note 18 and Generation--Note 13, and (c) other factors discussed in filings with the Securities and Exchange Commission (SEC) by Exelon Corporation, Commonwealth Edison Company, PECO Energy Company and Exelon Generation Company, LLC (Registrants). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this note. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this note.

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Exelon Corporation is one of the nation's largest electric utilities with approximately 5 million customers and $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and Pennsylvania and gas to approximately 450,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.